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                                                                   EXHIBIT 10(j)

Transferable Nonqualified Stock Option Agreement

TERMS AND CONDITIONS

1.  Purchase Rights

This option cannot be exercised before the first anniversary of the date of grant. After that you will be entitled to purchase up to 33-1/3% of the shares covered by this option, rounded down to the nearest whole share for each of the first two years, for each full year of your continuous employment with TRW Inc. ("TRW") after the date of grant. The purchase rights accumulate as shown in the following table.

     Number of Full Years of          Cumulative Maximum Percentage of
Continuous Service After Date           Optioned Shares That May Be
          of Grant                               Purchased
----------------------------------------------------------------------
              1                                   33-1/3%
              2                                   66-2/3%
              3                                      100%

Notwithstanding the foregoing, this option will immediately become exercisable in respect of all of the shares covered by this grant in the event of the termination of your employment in the following circumstances:

(a)  your death;

(b) your disability for a period of more than twelve months (as defined in the TRW U.S. Long-Term Disability Plan); or

(c) on or after the first anniversary of the date of grant of this option, (i) your retirement at age 60 or over or (ii) a divestiture of the business or product line in which you are employed provided you are then age 60 or over and eligible for retirement.

This option will also become immediately exercisable in respect of all the shares covered by this grant upon a change of control of TRW Inc. For purposes of this agreement, a change in control is defined in resolutions adopted by the Compensation Committee of the Directors of TRW on July 26, 1989, which, in summary, provide that a change in control is a change occurring (a) by virtue of TRW's merger, consolidation or reorganization into or with, or transfer of assets to, another corporation or (b) by virtue of a change in the majority of the Directors of TRW during any two-year period unless the election of each new Director was approved by a two-thirds vote of the Directors in office at the beginning of such period or (c) through the acquisition of shares representing 20% or more of the voting power of TRW or (d) through any other change in control reported in any filing with the Securities and Exchange Commission; provided, however, that no change in control is deemed to have occurred by the acquisition of shares, or any report of such acquisition, by TRW, a subsidiary of TRW or a TRW-sponsored employee benefit plan. The language of the resolutions controls over this summary language.

2.  Exercise in Whole or Part

To the extent this option has become exercisable, you may purchase on any date or dates all or any part of the shares which you are then entitled to purchase. However, no fractional shares may be purchased.

3.  Term of Option

To the extent this option has become exercisable in accordance with Section 1 above, it may be exercised by you at any time during the 10-year period beginning on the date of grant. To the extent this option remains unexercised, your unexercised purchase rights will terminate upon the first to occur of (i) the end of such ten-year period or (ii) three months after the date on which your employment with TRW terminates. Notwithstanding the foregoing, in the following cases your unexercised purchase rights will terminate at the times set forth in the following clauses:

(a) If the Directors of TRW find that you intentionally committed an act, which act is inimical to the interests of TRW or a subsidiary, your unexercised purchase rights will terminate as of the time you committed such act, as determined by the Directors.

(b) In the event of a change in control of TRW (as defined in Section 1 hereof), your unexercised purchase rights will not under any circumstances be subject to termination before the end of the ten-year period beginning on the date of grant.

(c) If your employment is terminated by your death or by your disability for a period of more than twelve months (as defined in the TRW U.S. Long-Term Disability Plan), your unexercised purchase rights will continue for the remainder of the 10-year period.

(d) If your employment is terminated by your retirement at age 55 or over, your unexercised purchase rights will continue for the remainder of the 10-year period.

(e) If your employment with TRW terminates due to a divestiture of the business or product line in which you are employed, your unexercised purchase rights will terminate 12 months after the date your employment terminates.

(f) If you are age 55 or over and your employment is involuntarily terminated, your unexercised purchase rights will continue for the remainder of the 10-year period, notwithstanding clause (e) above.

Nothing contained in this agreement shall extend this option beyond a 10-year period or shall limit whatever right TRW or a subsidiary might otherwise have to terminate your employment at any time.

4.  Payment of Option Price

The option price shall be payable at the time of exercise. The option price shall be paid at the Office of Secretary at TRW's corporate headquarters or at any other place designated by the Secretary. The option price may be paid in cash, by delivery of full shares of TRW Common, by a cashless exercise, or in any combination of the foregoing, in accordance with such procedures and subject to such further conditions as the Secretary of TRW may establish from time to time. Notwithstanding the foregoing, the Compensation Committee of TRW at any time may suspend or terminate your right to pay any or all of the option price in shares of TRW Common.

Cash payments shall be made in United States dollars.

Shares delivered in payment of the option price shall be valued at their fair market value on the date of exercise. For purposes of this option, "fair market value" is the average of the high and low sales prices of a share of TRW Common on the date of exercise on the New York Stock Exchange Composite Transactions Listing as reported in the Midwest edition of The Wall Street Journal (or if there are no sales on such date, then the closing sale price on such Listing on the nearest date before the date of exercise) or such other method or procedure for determining fair market value as the Compensation Committee of TRW in its sole discretion may determine. For purposes of this option, the "date of exercise" is the date on which written notice, accompanied by the option price, is received by the Secretary of TRW or his designee that you have elected to exercise all or part of this option.
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5.  Taxes

Upon any exercise of this option, TRW may withhold delivery of certificates for the purchased shares until you make arrangements satisfactory to TRW to pay any withholding, transfer or other taxes due as a result of such exercise. You may elect, in accordance with applicable regulations of the Compensation Committee of TRW, to pay a portion or all of the amount of required withholding taxes in cash, through a cashless exercise or in shares of TRW Common, either by delivering to TRW previously held shares of TRW Common or by having shares of TRW Common withheld from the shares purchased hereunder.

6.  Securities Laws

This option shall not be exercisable if such exercise would violate any federal or state securities law. TRW will use its best efforts to make such filings and initiate such proceedings as may be necessary to prevent such violations unless the Directors of TRW determine, in their sole discretion, that such filings or proceedings would result in undue expense or hardship for TRW. TRW may place appropriate legends on the certificates for the optioned shares, give stop-transfer instructions to its transfer agents or take any other action to achieve compliance with those laws in connection with any exercise of this option or your resale of the optioned shares.

7.  Transferability

This option is not transferable except (a) by will or the laws of descent and distribution, or (b) by gift to any member of your immediate family, to a trust for the benefit of an immediate family member, or to a partnership whose beneficiaries are members of your immediate family; provided, however, that there may be no consideration for any such transfer. For purposes of this agreement, "immediate family member" shall mean your spouse, children and grandchildren. Notwithstanding any transfer of this option pursuant to clause
(b) of this Section 7, you will continue to be solely responsible for the taxes described in Section 5 of this agreement. Any option transferred pursuant to the terms of this Section 7 shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

8.  Leaves of Absence

If you take a leave of absence for illness, military or governmental service or other reasons, and such leave has been specifically approved by the Chairman of the Board or the President of TRW for purposes of this option, then such leave will not be treated as an interruption of your employment.

9.  Adjustments

The Compensation Committee of TRW may make such adjustments in the option price and in the number or kind of shares of TRW Common or other securities covered by this option as it in its sole discretion may determine are equitably required to prevent dilution or enlargement of your rights that would otherwise result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of TRW, merger, consolidation, reorganization, partial or complete liquidation or other corporate transaction or event having an effect similar to any of the foregoing.

10. Certain Definitions

For purposes of this option, employment with a subsidiary will be treated as equivalent to employment with TRW itself, and your continuous employment will not be deemed to be interrupted by reason of your transfer among TRW and its subsidiaries. "Subsidiary" means a corporation or other entity in an unbroken chain of entities beginning with TRW if each of the entities other than the last entity in the unbroken chain owns stock or other ownership interests possessing 50% or more of the total outstanding combined voting power of all classes of stock or other interests in the next entity in the chain. "Subsidiary" also means, if not covered by the definition of subsidiary in the preceding sentence and if specifically approved by the Chairman of the Board of TRW with respect to this option, a corporation or other entity in which TRW has a direct or indirect ownership interest.

11. Miscellaneous

By participating in the TRW stock option program, you understand and agree to the following conditions:

(a) This stock option is subject to all the terms and conditions of the TRW plan pursuant to which it is granted. The Compensation Committee of TRW has authority to interpret and construe any provision of this instrument and the TRW plan pursuant to which this stock option is granted, and any such interpretation and construction shall be binding and conclusive. Any reference in this option to the Directors of TRW includes the Executive Committee of the Directors.

(b) The program is discretionary and TRW can cancel or terminate it at any time. As such, the program does not create any contractual or other right to receive options or benefits in lieu of options in the future. Any future option grants, including but not limited to the timing of any grant, number of options, vesting provisions, and the exercise price, will be in TRW's sole discretion.

(c) Your participation in the TRW stock option program is completely voluntary and is not a condition or right of your employment.

(d) The value of your TRW stock option is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, your option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, social insurance contributions (except where local law specifically provides otherwise), pension or retirement benefits, or similar payments.

(e) Your vesting progress will end if your employment terminates before three years after the grant date for reasons other than those set forth in Section 1 hereof.

(f) The future value of the TRW stock is unknown and cannot be predicted with any certainty. If the TRW stock does not increase in value, the option will have no value.

(g) You authorize your manager to furnish TRW (and any agent of TRW administering the program or providing program recordkeeping services) with such information and data as it shall request in order to facilitate the grant of options and administration of the program. You also waive any data privacy rights you might have with respect to such information about you, which is needed to issue your TRW stock option grant.

(h) Your TRW stock option may not be assigned, sold, encumbered, or in any way transferred or alienated, except as otherwise explicitly provided in the Stock Option Agreement.

(i) The TRW stock option program is governed by and subject to U.S. law. Interpretation of the program and your rights thereunder will be governed by provisions of U. S. law.